EXHIBIT 10.58
June 19, 2006
VIA ELECTRONIC DELIVERY
Mr. Paul Benz
RE: Revised Offer of Employment
Dear Paul:
     We are very pleased to confirm our discussions regarding your joining Gevity as Senior Vice President and Chief Information Officer, based at our field support office in Bradenton, Florida. In this capacity, you will report directly to Roy King, President and Chief Operating Officer, and be primarily responsible for the duties and responsibilities of this position set forth below and as they may evolve over time. We have prepared the following general summary of the key terms of our offer of employment for your review.

Start Date:	On or about June 26, 2006.

Primary Duties:	Provide broad-based executive leadership, direction and oversight for shared services and information technology in the development, implementation and execution of innovative and cost effective solutions and strategies that support a high level of customer service quality and business opportunity. Work closely with the executive team and the operating functions of the company to ensure the technology and shared service functions provide a sustainable competitive advantage in the market place.

In addition, other major duties of this position include:

Create Business Value and Effective Alignment of Objectives

Develop and maintain the short and long term information technology and shared services strategic plans based on the company’s business plans, market opportunities, operating requirements and efficiencies.

Work closely with the CTO on execution of the company’s IT strategy.

Paul Benz
June 19, 2006

Participate in strategic planning as a member of the company’s senior management team.

Maintain intimate knowledge of the company’s business plan.

Advise management concerning shared services and information technology issues, and implement business transformation and process improvement initiatives.

Support and help enable the company’s transformation from an insurance-driven culture to a market/customer-focused business supported by technology, best practice processes and people.

Deliver Business Value Through Efficient Business Operations

Provide leadership for the IT staff of approximately 70 professionals and an operating budget of $12MM and capital budget of $1 — 10MM.

Provide leadership for the shared service staff of approximately 225 service professionals and an operating budget of $15MM.

Appraise and evaluate the results of overall operations regularly and systematically.

Create and maintain team’s budget, monitor performance against the budget and act to ensure budget compliance, while driving for continuous process improvement and internal efficiencies.

Identify and implement efficiency initiatives with positive budget impact within both the areas of responsibility and overall business.

Develop High-Performing and Innovative Teams

Hire, develop and retain highly qualified professional staff. Plan and provide continuity and succession plans for all management and critical positions. Lead by

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June 19, 2006

example — in accordance with company values — with participation and involvement.

Oversee the development of team goals, objectives and operating procedures that are directly aligned with the business needs.

Maintain the highest standards of professional conduct and behavior in dealing with associates, customers and external resources.

Ensure organizational plans and initiatives are uniformly understood and properly interpreted by teams.

Other duties as assigned.

Base Salary:	$240,000 per year payable in equal installments of $9,230.77 on the Company’s normal bi-weekly payroll schedule.

Paid Time Off:	You will be eligible for a total of 216 hours of paid time off during each calendar year of employment, prorated for partial years. For 2006, you will be eligible for 96 hours of paid time off.

Cash Bonus:	Commencing on the date of you employment, you will participate in a cash bonus program that will provide a target bonus amount equivalent to 50% of base salary at threshold, 66.7% at target and 100% at superior, calculated on the base salary actually paid to you during a calendar year. The actual amount of the award, either more or less, will be based, in part, on an evaluation of your individual performance and contribution, as well as the overall financial performance of the Company. Of course, all bonus payments and compensation decisions regarding executives are subject to final approval by the Board or a duly authorized Committee.

Long Tem
Incentive:	You will be eligible to participate in a long term incentive plan which provides for equity awards at the equivalent of 75% of base salary at threshold, 100% at target and 150% at superior, calculated on the base salary actually paid to you during a calendar year. The actual amount

Paul Benz
June 19, 2006

of the award, either more or less, will be based, in part, on an evaluation of your individual performance and contribution, as well as the overall financial performance of the Company. Awards are discretionary and are subject to approval by the Board or a duly authorized Committee thereof.

Signing bonus:	You will also be eligible for a $40,000.00 sign-on bonus; you will be paid $20,000.00, less applicable taxes and withholdings, on your first regular payroll date; the remaining $20,000.00 will be paid on the first payroll date after 90 days of employment.

Stock Options
And Restricted
Shares:	Initial Stock and Stock Option Award — As an inducement to commence employment with Gevity, you will receive an award of non-qualified stock options to purchase 50,000 shares of the Company’s common stock having a 10-year term and 4-year vesting schedule, pursuant to which 25% of such options vest on each anniversary of the date of the award. In addition, you will receive an award of 2,500 restricted shares of the Company’s common stock having a 4-year vesting schedule, pursuant to which 25% of such shares vest on each anniversary of the date of the award. Such options and restricted shares will be granted under and subject to the terms of the Company’s 2005 Equity Incentive Plan. Typically, these awards are made on the first day of the month following your first date of employment.

Benefits:	You are immediately eligible to participate in Gevity’s health and welfare benefits. Should you elect to participate in Gevity’s health and welfare benefits, they will begin immediately upon your hire date. You should submit your Benefits Election Form with your other new hire paperwork. If you have any questions about your health and welfare benefits, please contact internal Human Resources by calling MYHR (x6947). Remember — benefits enrollment is your responsibility. The Company’s contribution toward coverage commences as of your effective date. If you do not enroll at the time of your initial eligibility, you must wait for the

Paul Benz
June 19, 2006

next annual enrollment period or qualifying event. In addition, you will be eligible to participate in our benefit plans including a 401(k) consistent with other executives of the Company. A detailed summary will be provided to you.

General Severance:	In the event your employment is terminated for any reason other than for “Cause” and provided you execute a full and complete general release of all employment-related claims, if any, against the Company, the Company will pay you the sum of one times your annual base salary, as in effect at the time of your termination. Such sum shall be paid to you in twenty-six (26) equal payments on the Company’s regular bi-weekly payroll cycle over the twelve (12) month period immediately following the termination of your employment but in no event shall payments extend beyond March 15th of the year following your termination. In addition, during the Severance Period, you may continue to participate in the health and dental plans provided to you as of the date of termination at the same level and in the same manner as if your employment had not terminated. If the terms of any benefit plan referred to in this section do not permit your continued participation, then the Company will arrange for other coverage providing substantially similar coverage at no additional cost to you.

For the purposes of this Agreement, “Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) or (ii) the willful engaging by you in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates.
     As a condition of employment, the Company must be satisfied that you are not subject to any agreement or understanding that would directly or indirectly restrict your ability to perform duties for the Company and you will be required to enter into our usual Non-Solicitation, Non-Compete and Confidentiality Agreement. This agreement generally limits your solicitation of Company clients, use of the Company’s confidential information, and your employment by a competitor of Gevity for a period of one year

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June 19, 2006

after you leave the Company. A copy of this required document will be provided to you. You will also need to successfully undergo a background check and drug screen prior to beginning employment.
     Please let us know whether you accept these general terms of employment, by signing in the space provided below, and returning a copy to my attention.
     Paul, we believe that the position of Senior Vice President and Chief Information Officer, provides an excellent opportunity for you to join a strong leadership team and share in the direct responsibility for the ongoing success of an exciting, challenging, and growing company.
     Our senior management and the board of directors look forward to welcoming you to the Gevity team.

Very Truly Yours,

/s/ Edwin E. Hightower, Jr.
Edwin E. Hightower, Jr.
Vice President and General Counsel
Agreed to and Accepted by:

/s/ Paul Benz Paul Benz
Date: June 19, 2006

Cc:	Erik Vonk Roy King